[GRAPHIC OMITTED]                                                 Press Release

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                                        Contact:   Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700


            FOAMEX INTERNATIONAL ANNOUNCES FIRST QUARTER 2005 RESULTS

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LINWOOD,  PA, May 13,  2005 - Foamex  International  Inc.  (NASDAQ:  FMXI),  the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced its 2005 first quarter results.

Results
Sales & Gross Profit
Net sales for the first quarter of 2005 were $332.7 million, up 6% from $313.6 million in the first quarter of 2004. Gross profit in the first quarter of 2005 was $27.7 million, down 30% from $39.8 million in the first quarter of 2004 primarily due to chemical cost increases. Gross profit margin for the first quarter of 2005 was 8.3%, down from 12.7% in the first quarter of 2004.

Earnings
Net loss for the first quarter of 2005 was $10.9 million, or $0.44 per diluted share, compared with a net loss of $2.1 million, or $0.09 per diluted share in the first quarter of 2004.

Income from operations was $9.7 million for the first quarter of 2005, down 27% from $13.2 million in the first quarter of 2004. Selling, general and administrative expenses for the first quarter of 2005 were $18.0 million versus $26.0 million in the first quarter of 2004, which included a $3.7 million charge to bad debt expense related to a customer bankruptcy. Interest and debt issuance expense for the first quarter of 2005 was $19.9 million, an increase from $18.6 million in the first quarter 2004, primarily due to increases in the base interest rates and a higher average debt level.

Commenting on the results, Tom Chorman, Foamex's President and Chief Executive Officer, said: "Our first quarter results were generally in line with our expectations. Gross margin was essentially flat when compared with our fourth quarter 2004 performance, despite two raw material price increases in the period. We expect these two periods will be the low point, as we continue to implement customer price increases and other actions to offset the significant


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increases  to our raw material  costs over the past year.  In the  meantime,  we continue to reduce our overhead expenses and pursue the business and financial strategies that will strengthen the company longer-term."

Business Segment Performance
Foam Products
Foam Products net sales for the first quarter of 2005 were $156.2 million, up 16% from $134.4 million in the first quarter of 2004, due primarily to higher selling prices. Income from operations for the first quarter of 2005 was $10.4 million, down 36% from $16.3 million in the first quarter of 2004. The decrease primarily reflects the effect of higher raw material costs that could not be fully recovered by increased selling prices.

Automotive Products
Automotive Products net sales for the first quarter of 2005 were $87.2 million, down 7% from $94.0 million in the first quarter of 2004. The decrease is the result of soft industry volume and customer sourcing actions. Income from operations for the first quarter of 2005 was $4.8 million, essentially flat with the first quarter of 2004.

Carpet Cushion Products
Carpet Cushion Products net sales for the first quarter of 2005 were $46.6 million, up marginally from $46.1 million in the first quarter of 2004. Loss from operations in the first quarter of 2005 was $2.1 million as compared to income from operations of $1.3 million in the first quarter of 2004, due primarily to increased costs and raw material availability, which unfavorably affected our manufacturing processes. These results include the rubber and felt product lines, which were recently sold.

Technical Products
Technical Products net sales for the first quarter of 2005 were $33.2 million, up 7% from $31.1 million in the first quarter of 2004, due to higher selling prices and new business gains, partly offset by continuing effects of negative product mix. Income from operations for the first quarter of 2005 was $8.9 million, flat as compared to the first quarter of 2004 as the sales increase was offset by higher raw material costs.

Conference Call and Replay
Foamex management will host a conference call today, May 13, 2005, at 11:00 a.m. EDT to present the Company's first quarter 2005 results. Investors can access the conference call in the U.S. by dialing (888) 390-2576 (International callers, dial (517) 645-6260), asking to be connected to the Foamex investor call led by Tom Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site that will be available shortly after the call.


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About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to completion of operational restructuring as currently contemplated and the currently anticipated benefits of the restructuring, including those relating to the work force reductions, cost savings and restructuring charges, the expected benefits of expanding the use of VPF technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #


                           (financial tables attached)


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                   Foamex International Inc. and Subsidiaries
                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)
                                   [Unaudited]

                                                      First Quarter Comparative
                                                         2005         2004
                                                       --------     --------

Net Sales                                              $332,670     $313,618
Cost of Goods Sold                                      304,945      273,859
                                                       --------     --------
Gross Profit                                             27,725       39,759
Selling, General & Administrative Expenses               18,022       25,985
Restructuring Charges                                         -          528
                                                       --------     --------
Income from Operations                                    9,703       13,246
Interest and Debt Issuance Expense                       19,940       18,611
Income from Equity Interest in Joint Ventures               331          277
Other Income (Expense), Net                                (982)         992
                                                       --------     --------
Loss Before Benefit for Income Taxes                    (10,888)      (4,096)

Benefit for Income Taxes                                    (34)      (1,981)
                                                       --------     --------
Net Loss                                               $(10,854)    $ (2,115)
                                                       ========     ========
---------------------------------------------------------------------------

Loss Per Share - Basic:                                $  (0.44)    $  (0.09)
                                                       ========     ========
Loss Per Share - Diluted:                              $  (0.44)    $  (0.09)
                                                       ========     ========
Weighted Average Shares Outstanding - Basic              24,507       24,437
                                                       ========     ========
Weighted Average Shares Outstanding - Diluted            24,507       24,437
                                                       ========     ========

                                     -more-



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                   Foamex International Inc. and Subsidiaries

                             Selected Financial Data
                                  ($ Millions)
                                   (Unaudited)


                                             As of                  As of
                                         April 3, 2005         January 2, 2005
                                         -------------         ---------------
Balance Sheet:
   Cash                                          $5.1                  $5.4

   Accounts Receivable, Net                    $208.9                $182.7

   Inventories                                 $105.3                $100.0

   Current Assets                              $340.5                $310.5

   Total Assets                                $669.7                $645.7

   Revolving Credit Borrowings                 $145.0                $114.9

   Accounts Payable                            $121.3                $104.3

   Current Liabilities                         $405.5                $367.6

   Long-Term Debt                              $566.1                $568.5

   Total Debt                                  $778.0                $750.5

   Shareholders' Deficit                      $(369.2)              $(358.3)


                                         Quarter Ended          Quarter Ended
                                         April 3, 2005         March 28, 2004
                                         -------------         --------------
Other:
   Depreciation and Amortization                 $5.2                  $6.4

   Capital Expenditures                          $1.1                  $1.2


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